UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GFI Group Inc.

(Name of Registrant as Specified In Its Charter)

BGC Partners, Inc.

BGC Partners, L.P.

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On January 20, 2015, BGC Partners, Inc. (“BGC Partners” or the “Company”) issued a press release announcing that it has increased its fully financed, all-cash tender offer to acquire all of the outstanding shares of GFI Group Inc. to $6.10 per share. In addition, the press release announced that the Company has extended the expiration date for the tender offer to 5:00 PM ET on February 3, 2015, unless extended.

Set forth below is a copy of such press release.

BGC ANNOUNCES INCREASE OF ALL-CASH TENDER OFFER TO ACQUIRE GFI GROUP TO $6.10 PER SHARE

Offers Additional Consideration of $0.10 per Share Contingent Upon Determination of Superiority by GFI Special Committee and Board

BGC Extends Tender Offer Deadline to February 3, 2015

BGC Urges GFI Shareholders to Vote AGAINST the Inferior CME/GFI Management Transaction and Tender Their Shares to BGC

NEW YORK, NY – January 20, 2015 – BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “the Company,” or “BGC”), a leading global brokerage company primarily servicing the financial and real estate markets, today announced that it has increased its fully financed, all-cash tender offer to acquire all of the outstanding shares of GFI Group Inc. (NYSE: GFIG) (“GFI Group” or “GFI”) to $6.10 per share.

In addition, the Company extended the expiration date for the tender offer to 5:00 PM ET on February 3, 2015, unless extended. The deadline was changed because the relevant rules require an extension of the expiration date if a material change to the tender offer is made. The offer was previously scheduled to expire at 5:00 PM ET, on January 29, 2015. BGC’s revision to its cash offer of $6.10 per share represents a premium of $0.25, or approximately 4%, to the $5.85 per share stock and cash consideration offered by the CME and GFI management.

Howard Lutnick, Chairman and Chief Executive Officer of BGC, said: “We are fully committed to completing this transaction and our revised offer is clearly superior to the current agreement in place between CME and GFI management. For too long the GFI special committee and board have failed to act in the best interest of all GFI shareholders and have instead chosen to focus on outrageous, deceptive and self-serving arguments made by GFI management.

“We continue to remind GFI shareholders to vote against the proposed $5.85 CME/GFI management stock and cash transaction at the January 27, 2015 special meeting of shareholders and also urge them to tender their shares into our obviously superior all-cash offer. We are prepared to move quickly to complete our fully-financed tender offer and deliver the higher value to which GFI shareholders are entitled.”

Mr. Lutnick concluded: “We remain confident that BGC’s stockholders and bondholders will benefit from a combination of GFI and BGC, as it will result in increased productivity per broker and meaningful synergies, which should enable us to increase revenues, profitability, and cash flows, while maintaining our investment grade rating. We also continue to believe that GFI’s customers, trading counterparties, vendors, brokers, and support staff would all benefit from GFI’s wholesale brokerage becoming part of a much larger, better capitalized, and more diversified company.”